AXA EQUITABLE LIFE INSURANCE COMPANY
ENDORSEMENT APPLICABLE TO INHERITED IRA CONTRACTS

In this Endorsement, "we", "our" and "us" mean AXA Equitable Life Insurance Company ("AXA Equitable") and "you" and "your" mean the Owner. For purposes of this Endorsement, references to "Contract" will also include "Certificate".

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as an individual retirement annuity contract which meets the requirements of Section 408(b) of the Code ("IRA Contract"). This IRA Contract is established for the exclusive benefit of you and your beneficiaries.

Your entire interest under the Contract is not forfeitable.

The provisions of this IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

This IRA Contract is issued to an individual or "see-through trust" beneficiary under a traditional individual retirement arrangement under Section 408 of the Code ("Original IRA"), the owner of which is deceased, for the purpose of distributing at least annually the deceased original IRA owner's ("Deceased Owner's") interest under the Original IRA.

PART I - DEFINITIONS :

1. ANNUITANT. The existing definition is replaced by the following:

The "Annuitant" under this IRA Contract is the individual beneficiary of the Deceased Owner's Original IRA. If the Beneficiary of the Original IRA is a "see-through trust", the Annuitant is the oldest Beneficiary of such trust. The Annuitant is named in the Data Pages.

2.    BCO DISTRIBUTION COMMENCEMENT DATE. The following definition is added:

"BCO Distribution Commencement Date", as shown in the Data Pages, means the Date of the First BCO Distribution provided under Part VIIA. This date cannot be changed to a date that is later than the date described in Part VIIA.

3. OWNER. The existing definition is replaced by the following:

The Owner of this IRA Contract as shown in the Data Pages is an individual or "see-through trust" beneficiary under the Original IRA.

4. DECEASED OWNER. The following definition is added:

"Deceased Owner" means the individual, now deceased, who owned the Original IRA, as named in the Data Pages.

5. ORIGINAL IRA. The following definition is added:

"Original IRA" means the individual retirement arrangement under Section 408 of the Code of the Deceased Owner of which you are a beneficiary, and which is the source of the Contribution to this IRA Contract. Your interest in the Deceased Owner's Original IRA includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 and the actuarial value of any other benefits provided under the Original IRA, such as guaranteed death benefits, only if such values or amounts have been transferred to this IRA Contract.


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6. SEE-THROUGH TRUST. The following definition is added:

A "see-through trust" is an irrevocable trust, valid under State law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under the regulations. Such "see-through trust" is described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5.

7. SPECIAL SURVIVING SPOUSE. The following definition is added:

"Special Surviving Spouse" means the individual who is both the Surviving Spouse of the Deceased Owner and the sole designated beneficiary under the Original IRA.

PART III - CONTRIBUTIONS AND ALLOCATIONS

8. LIMITS ON CONTRIBUTIONS. The following paragraph is added to this Section:

We will accept a single Contribution of a direct transfer of your interest as a beneficiary under the Deceased Owner's Original IRA. Subject to our approval, you may make additional direct transfer Contributions to this IRA Contract from your interest as a beneficiary under another individual retirement arrangement under Section 408 of the Code of the same Deceased Owner.

PART VI - DEATH BENEFITS

9. DEATH BENEFIT. The existing Section is replaced with the following:

Upon receipt of due proof of the Annuitant's death, we will make a lump sum payment of the death benefit under this Contract to the person you designate as your Beneficiary unless your Beneficiary elects to continue BCO Distributions in accordance with Part VIIA. If your Beneficiary elects to continue BCO Distributions, the Annuity Account Value will be reset to the death benefit amount if it is greater. The death benefit is described in the Data Pages and in any applicable enhanced death benefit endorsement, if elected.

10. BENEFICIARY. The following sentence is added at the end of the third paragraph :

If the Owner is a "see-through trust", and no Beneficiary is named or survives the Annuitant, we will pay any death benefit to the "see through trust".

11. "SPECIAL RULES FOR SUCCESSOR OWNER AND ANNUITANT" DO NOT APPLY UNDER THIS CONTRACT.

The following PART VIIA is added to the Contract, REPLACING PART VII "ANNUITY BENEFITS"

12.   BCO DISTRIBUTIONS:

The BCO Distributions under this IRA Contract will be paid in accordance with the Required Minimum Distribution rules of Sections 408 and 401(a)(9) of the Code and Treasury Regulation Sections 1.408-8 and 1.401(a)(9). BCO Distributions are Required Minimum Distribution payments after the Deceased Owner's death as described in this Part.

The BCO Distributions consist of payments no less frequently than annually beginning on the BCO Distribution Commencement Date. We will make these distributions at least once a calendar year in accordance with the Code and applicable Treasury Regulations. Subject to our approval, you may request more frequent than annual payments, however, once payments have started they cannot be stopped, unless a surrender of this Contract occurs.


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If Required Minimum Distributions Had Commenced Under the Original IRA.

If the Deceased Owner of the Original IRA died on or after commencing lifetime Required Minimum Distribution payments, your interest as a beneficiary in the remaining portion of his or her interest in the Original IRA will continue to be distributed at least as rapidly as under the contract option chosen under the Original IRA.

If Required Minimum Distributions Had Not Commenced Under the Original
IRA.

If the Deceased Owner of the Original IRA died before commencing lifetime Required Minimum Distribution payments, your interest as a beneficiary in his or her entire Original IRA will be distributed from this Contract as follows:

      General Rule

      Your interest in this Contract will be distributed, starting on the BCO Distribution Commencement Date (no later than the end of the calendar year following the calendar year of the Deceased Owner's death), over the Annuitant's remaining life expectancy, with such life expectancy determined using the Annuitant's age as of his or her birthday in the year following the year of the Deceased Owner's death. If the Annuitant dies before you receive your entire interest in this Contract, your Beneficiary may elect to continue to receive payments under this Contract for the remaining term of the Annuitant's life expectancy.

      Provisions Applicable to a Special Surviving Spouse

      If you are a Special Surviving Spouse, your interest in this Contract will be distributed, over your life expectancy, starting on the BCO Distribution Commencement Date. Your BCO Distribution Commencement Date can be no later than the end of the calendar year in which the Deceased Owner would have attained age 70 1/2, or the end of the calendar year following the calendar year of the Deceased Owner's death, whichever is later. If you die before the BCO Distribution commencement Date, and before Required Minimum Distribution payments have commenced to you, your interest in this Contract will be distributed, starting no later than the end of the calendar year following the calendar year of your death, over the remaining life expectancy of your Beneficiary. Your Beneficiary's life expectancy will be determined using such Beneficiary's age as of his or her birthday in the year following your death. If you die after the BCO Distribution Commencement Date and after Required Minimum Distribution payments have commenced, if your Beneficiary so elects, any remaining Annuity Account Value will continue to be distributed to your Beneficiary over your remaining life expectancy, as described below.

How Payments Are Calculated

The amount of each annual payment is determined by dividing the Annuity Account Value in this IRA Contract as of the end of the calendar year prior to the payment by your remaining life expectancy. Where the first Contribution is made to this IRA Contract after the end of that prior calendar year, we will calculate the initial payment using the value of your interest in the Original IRA as of the end of the prior calendar year, instead of the Annuity Account Value. In no event shall a BCO Distribution exceed the remaining Annuity Account Value on the date of payment.


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How Life Expectancy is Determined

Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9, or any successor Regulation.

      General Rule

      Life expectancy is determined using the Annuitant's age as of his or her birthday in the calendar year following the calendar year of the Deceased Owner's death ("Base Year"). The Annuitant's remaining life expectancy for a year is the number in the Single Life Table corresponding to his or her age in the Base Year described in the preceding sentence and reduced by one (1) for each subsequent year.

      Provisions Applicable to a Special Surviving Spouse

      If you are a Special Surviving Spouse, your life expectancy is determined each year beginning with the calendar year that includes the BCO Distribution Commencement Date. Your remaining life expectancy for a year is the number in the Single Life Table corresponding to your age in that year.

      If you die before the BCO Distribution Commencement Date and before Required Minimum Distribution payments begin to you, the Base Year for your Beneficiary is the calendar year following the calendar year of your death. That Beneficiary's remaining life expectancy for a year is determined under "General Rule" above.

      If you die after the BCO Distribution Commencement Date and after Required Minimum Distribution payments begin to you, your Beneficiary may elect to receive such interest over a period no longer than your life expectancy in the calendar year of your death. Payments will be made in accordance with the "General Rule" above; however, the Base Year will be the calendar year of your death.

How is it determined whether Required Minimum Distribution payments have commenced

For purposes of this Part VIIA, Required Minimum Distribution payments are considered to begin on the Deceased Owner's Required Beginning Date for Required Minimum Distribution payments during life. This Required Beginning Date is April 1st following the calendar year in which the Deceased Owner attained age 70 1/2. Required Minimum Distribution payments are considered to have begun whether or not payments were actually made from the Deceased Owner's Original IRA.

Required Minimum Distribution payments are considered to begin to a Special Surviving Spouse by the date which is the later of the end of the calendar year following the calendar year of the Deceased Owner's death or the end of the calendar year in which the Deceased Owner would have attained age 70 1/2.

The preceding paragraphs will not apply if distributions start prior to the applicable date in those paragraphs, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Treasury Regulations. In that case, annuity payments meeting Required Minimum Distribution payments are considered to begin on the annuity starting date.


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PART IX - GENERAL PROVISIONS

13. REPORTS AND NOTICES. The following paragraph is added to this Section:

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you any information concerning required minimum distributions as is prescribed by the Commissioner of Internal Revenue.

14. ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY. The existing Section is replaced by the following:

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for an obligation.

AXA EQUITABLE LIFE INSURANCE COMPANY

[
/s/ Christopher M. Condron              /s/ Karen Field Hazin
-------------------------------------   ----------------------------------------
Christopher M. Condron                  Karen Field Hazin, Vice President,
President and Chief Executive Officer   Secretary and Associate General Counsel]